News

400 Somerset St., New Brunswick, NJ 08901

732.342.7600

MAGYAR BANCORP, INC. ANNOUNCES FISCAL FOURTH QUARTER AND FISCAL
YEAR END FINANCIAL RESULTS

New Brunswick, New Jersey, November 3, 2022 – Magyar Bancorp (NASDAQ: MGYR) (the “Company”), parent company of Magyar Bank, reported today the results of its operations for the three months and fiscal year ended September 30, 2022.

The Company reported a 51% increase in its net income for the three months ended September 30, 2022, to $2,430,000 compared with net income of $1,610,000 for the three months ended September 30, 2021. The Company also reported net income of $7,919,000 for the year ended September 30, 2022 compared with $6,120,000 for the year ended September 30, 2021.

The Company’s basic and diluted earnings per share were $0.36 and $1.17 for the three and twelve months ended September 30, 2022, compared with basic and diluted earnings per share for the three months and twelve months ended September 30, 2021 of $0.23 and $1.01, respectively.

“We are very pleased to report record earnings for the second consecutive year”, stated John Fitzgerald, President and Chief Executive Officer. “The successful deployment of the capital raised in our 2nd step conversion in 2021 produced strong loan growth for the Bank during the year. Combined with our prudent balance sheet management, which resulted in a year over year increase in our net interest margin, earnings growth was driven by core bank earnings and increased our fiscal year return on average assets to 1.00%.”

Mr. Fitzgerald continued, “As we look ahead to our next fiscal year, inflation and its impact on the economy will need to be closely monitored, but we are encouraged to see our loan pipeline remain strong and will continue maintaining strong underwriting standards.”

Results of Operations

Net income increased $820,000 to $2,430,000 during the three-month period ended September 30, 2022 from $1,610,000 for the three-month period ended September 30, 2021 from higher net interest and dividend income, lower provisions for loan losses, and higher non-interest income. Net income increased $1.8 million, or 29.4%, to $7.9 million during the year ended September 30, 2022 compared with $6.1 million for the year ended September 30, 2021 from higher net interest and dividend income, lower provisions for loan losses, and lower non-interest expenses, partially offset by lower non-interest income.

Net interest and dividend income increased $532,000, or 7.9%, to $7.2 million for the three months ended September 30, 2022 from $6.7 million for the three months ended September 30, 2021. The Company’s net interest margin increased by 26 basis points to 3.83% for the quarter ended September 30, 2022 compared to 3.57% for the quarter ended September 30, 2021.

Interest and dividend income increased $807,000, or 11.0%, to $8.1 million for the three months ended September 30, 2022 from $7.3 million for the three months ended September 30, 2021. The average balance of interest-earning assets increased $5.8 million, or 0.8%, while the yield on such assets increased 40 basis points to 4.29% for the three months ended September 30, 2022 compared with the prior year period. The increase in yield on the Company’s assets was attributable to 1) the reinvestment of repaid Paycheck Protection Program (“PPP”) loans (earning 1.0%) into higher yielding commercial real estate loans, 2) the receipt of $325,000 in prior period interest income during the three months ended September 30, 2022 from a previously non-performing loan, and 3) higher market interest rates, which increased the yield on the Company’s interest-earning deposits with banks. Offsetting these increases was a $570,000 decrease in PPP loan fees recognized, which totaled $8,000 during the three months ended September 30, 2022 compared with $578,000 for the three months ended September 30, 2021.

Interest expense increased $275,000, or 45.8%, to $876,000 for the three months ended September 30, 2022 from $601,000 for the three months ended September 30, 2021. The average balance of interest-bearing liabilities decreased $2.9 million, or 0.6%, between the two periods while the cost of such liabilities increased 22 basis points to 0.70% for the three months ended September 30, 2022 compared with the prior year period. Higher market interest rates were primarily responsible for the rise in the cost of the Company’s interest-bearing liabilities.

During the year ended September 30, 2022, net interest and dividend income increased $1.4 million, or 5.6%, to $27.0 million compared to the year ended September 30, 2021. The Company’s net interest margin increased 8 basis points to 3.61% for the year ended September 30, 2022 from 3.53% for the year ended September 30, 2021.

The average balance of interest-earning assets increased $23.0 million, or 3.2%, while the yield on such assets increased one basis point to 3.95% for the year ended September 30, 2022 compared with the prior year period. Interest and dividend income increased $975,000, or 3.4%, to $29.5 million for the year ended September 30, 2022 from $28.5 million to the year ended September 30, 2021. The increase in yield on the Company’s assets was attributable to 1) the reinvestment of repaid Paycheck Protection Program (“PPP”) loans (earning 1.0%) into higher yielding commercial real estate loans, 2) the receipt of $681,000 in prior period interest income during the year ended September 30, 2022 from previously non-performing loans, and 3) higher market interest rates, which increased the yield on the Company’s interest-earning deposits with banks. Offsetting these increases was a $1.2 million decrease in PPP loan fees recognized, which totaled $836,000 during the twelve months ended September 30, 2022 compared with $2.0 million for the twelve months ended September 30, 2021.

Interest expense decreased $457,000, or 15.5%, to $2.5 million for the year ended September 30, 2022 from $2.9 million for the year ended September 30, 2021. The average balance of interest-bearing liabilities decreased $21.3 million, or 4.2%, between the two periods while the cost of such liabilities decreased seven basis points to 0.51% for the year ended September 30, 2022 compared with the prior year period. Lower market interest rates were primarily responsible for the drop in the cost of the Company’s interest-bearing liabilities for the year ended September 30, 2022.

The Company reversed $72,000 in loan loss provisions during the three months ended September 30, 2022 compared with $276,000 in provisions for loan loss during the three months ended September 30, 2021. Net repayments in construction and commercial loans during the current quarter resulted in the provision release for the three months ended September 30, 2022. There were no net charge-offs for the three months ended September 30, 2022 compared with net charge-offs of $1,000 for the prior year period. The provision for loan losses decreased $1.3 million to $304,000 for the year ended September 30, 2022 compared to $1.6 million for the year ended September 30, 2021. There were net recoveries of $54,000 during the year ended September 30, 2022 compared with net recoveries of $46,000 for the year ended September 30, 2021.

Non-interest income increased $292,000, or 55.6%, to $817,000 during the three months ended September 30, 2022 primarily from higher gains on the sales of loans, partially offset by lower interest rate swap fees. The Company recorded $371,000 in gains from the sale of SBA loans during the three months ended September 30, 2022, compared with no gains during the three months ended September 30, 2021.

Non-interest income decreased $694,000, or 20.4%, to $2.7 million during the twelve months ended September 30, 2022 compared to $3.4 million for the twelve months ended September 30, 2021. Fees for other customer services decreased to $0 from $777,000 for the Company’s fiscal 2021 year, during which the Company received a fee of three percent of the Small Business Relief Grants it assisted with processing. Lower interest rate swap fees between periods were offset by higher gains from the sale of SBA loans and higher service charge income.

Non-interest expenses increased $61,000, or 1.3%, to $4.7 million during the three months ended September 30, 2022 from the prior year period due to higher compensation expenses, partially offset by lower professional fees. Compensation and benefit expense increased $105,000, or 3.7%, from annual merit increases for employees and higher incentive plan accruals. The decrease in professional fees, which decreased $131,000, or 38.9%, was attributable to lower legal and consulting fees related to the collection and foreclosure of non-performing loans.

For the year ended September 30, 2022, non-interest expenses decreased $381,000, or 2.0%, to $18.3 million compared to $18.6 million for the year ended September 30, 2021. The decrease was primarily attributable to professional fees, which decreased $657,000, or 38.2%, due to lower legal and consulting fees related to the collection and foreclosure of non-performing loans. Loan servicing expenses and FDIC deposit insurance premiums decreased $212,000 and $207,000, respectively, from lower levels of non-performing loans and the Company’s higher capital levels. Partially offsetting these decreases were higher compensation and marketing and business development expenses. Compensation and benefit expense increased $411,000, or 3.9%, due to annual merit increases, fewer open positions within the Bank, and higher incentive plan accruals. Marketing and business development expenses increased $221,000, or 97.8%, as the Bank is celebrating its 100 year anniversary with increased events and advertising, while business development opportunities increased as the COVID pandemic restrictions were lifted.

Balance Sheet Comparison

Total assets increased $7.9 million, or 1.0%, to $798.5 million during the three months ended September 30, 2022, reflecting a $4.6 million increase in cash and cash equivalents as well as a $3.2 million increase in loans receivable, net of allowance of loss.

During the twelve months ended September 30, 2022, total assets increased $24.5 million, or 3.2%. The increase was attributable to a $34.5 million increase in loans receivable, net of allowance of loss and a $30.3 million increase in investment securities, partially offset by a $44.3 million decrease in cash and cash equivalents.

Total loans receivable increased $34.3 million, or 5.8%, to $628.9 million at September 30, 2022 from $594.6 million at September 30, 2021. Growth occurred in commercial real estate loans, which increased $61.9 million, or 22.1% to $342.8 million and in one-to four-family residential mortgage loans (including home equity lines of credit), which increased $12.1 million, or 5.5%, to $233.1 million. Offsetting these increases were declines in commercial business loans, which decreased $34.0 million, or 49.5%, to $34.7 million, in construction loans, which decreased $5.1 million, or 25.2%, to $15.2 million and in other consumer loans, which decreased $621,000, or 16.6%, to $3.1 million. Included with the contraction in commercial business loans were the repayment of $25.1 million in PPP loans.

During the quarter our total non-performing loans decreased $1.7 million, or 38.1%, to $2.8 million at September 30, 2022 from $4.6 million at June 30, 2022. The decrease was the result of one construction loan that was paid current during the quarter. The ratio of non-performing loans to total loans was 0.45% at September 30, 2022 compared to 1.37% at September 30, 2021.

The allowance for loan losses increased by $358,000 during the year ended September 30, 2022 to $8.4 million. The allowance for loan losses as a percentage of non-performing loans increased to 297.5% at September 30, 2022 compared with 99.0% at September 30, 2021. At September 30, 2022 our allowance for loan losses as a percentage of total loans was 1.34%, compared with 1.36% at September 30, 2021.

At September 30, 2022, investment securities totaled $100.9 million, reflecting a $405,000, or 0.4%, decrease from June 30, 2022 and a $30.3 million, or 42.9%, increase from September 30, 2021. Investment securities at September 30, 2022 consisted of $64.3 million in mortgage-backed securities issued by U.S. government agencies and U.S. government-sponsored enterprises, $24.8 million in U.S. government-sponsored enterprise debt securities, $8.0 million in corporate notes, $3.5 million in municipal bonds and $224,000 in “private-label” mortgage-backed securities. There were no other-than-temporary-impairment charges for the Company’s investment securities for the year ended September 30, 2022.

Other real estate owned (“OREO”) decreased $355,000, or 55.8%, to $281,000 from the sale of one property during the year ended September 30, 2022. OREO at September 30, 2022 consisted of one commercial real estate property under contract of sale.

Total deposits increased $27.9 million, or 4.4%, to $667.7 million during the twelve months ended September 30, 2022. The growth in deposits occurred in money market account balances, which increased $34.3 million, or 18.3%, to $222.2 million, in interest-bearing checking account balances, which increased $27.3 million, or 38.3% to $98.6 million, in non-interest checking account balances, which increased $442,000, or 0.2%, to $182.4 million, and in savings account balances, which increased $126,000, or 0.2%, to $81.9 million. Offsetting these increases was a $34.3 million, or 29.3%, decrease in certificates of deposit (including individual retirement accounts), to $82.6 million.

Borrowings decreased $7.7 million, or 33.1%, to $15.6 million at September 30, 2022 from $23.4 million at September 30, 2021 as cash was used to repay maturing long-term advances from the Federal Home Loan Bank of New York.

On July 21, 2022, the Company announced a stock repurchase program of up to 5% of its outstanding shares of common stock, or 354,891 shares. The Company repurchased 352,697 shares at an average price of $12.90 per share through September 30, 2022, reducing outstanding shares to 6,745,128.

Total equity increased $861,000, or 0.9%, to $98.5 million at September 30, 2022 from $97.6 million at September 30, 2021. The increase was attributable to the Company’s income from operations totaling $7.9 million, partially offset by $4.5 million in share repurchases, $1.4 million in dividends paid, and $1.2 million in other comprehensive losses. The Company’s book value per share increased to $14.60 at September 30, 2022 from $13.76 at September 30, 2021.

About Magyar Bancorp

Magyar Bancorp is the parent company of Magyar Bank, a community bank headquartered in New Brunswick, New Jersey. Magyar Bank has been serving families and businesses in Central New Jersey since 1922 with a complete line of financial products and services. Today, Magyar operates seven branch locations in New Brunswick, North Brunswick, South Brunswick, Branchburg, Bridgewater and Edison (2). Please visit us online at www.magbank.com.

Forward Looking Statements

This press release contains statements about future events that constitute forward-looking statements within the meaning of the Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward- looking terminology, such as “may,” “will,” “believe,” “expect,” or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, those risks previously disclosed in the Company’s filings with the SEC, general economic conditions, changes in interest rates, regulatory considerations, competition, technological developments, retention and recruitment of qualified personnel, and market acceptance of the Company’s pricing, products and services, and with respect to the loans extended by the Bank and real estate owned, the following: risks related to the economic environment in the market areas in which the Bank operates, particularly with respect to the real estate market in New Jersey; the risk that the value of the real estate securing these loans may decline in value; and the risk that significant expense may be incurred by the Company in connection with the resolution of these loans. In addition, the COVID-19 pandemic continues to have an adverse impact on the Company, its customers and the communities it serves. Given its ongoing and dynamic nature, it is difficult to predict the full impact of the pandemic on the Company’s business. The extent of such impact will depend on future developments, which are highly uncertain, including when the coronavirus can be controlled and abated and the extent to which the economy can open and remain open. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company does not undertake and specifically declines any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Contact: John Reissner, 732.214.2083

MAGYAR BANCORP, INC. AND SUBSIDIARY

Selected Financial Data

(Dollars in Thousands, Except Per Share Data)

	Three Months Ended		For the Year Ended
	September 30,		September 30,
	2022	2021	2022	2021

Income Statement Data:
Interest and dividend income	$8,114	$7,307	$29,503	$28,528
Interest expense	876	601	2,484	2,941
Net interest and dividend income	7,238	6,706	27,019	25,587
(Credit) provision for loan losses	(72)	276	304	1,629
Net interest and dividend income after
(credit) provision for loan losses	7,310	6,430	26,715	23,958
Non-interest income	817	525	2,715	3,409
Non-interest expense	4,698	4,637	18,261	18,642
Income before income tax expense	3,429	2,318	11,169	8,725
Income tax expense	999	708	3,250	2,605
Net income	$2,430	$1,610	$7,919	$6,120

Per Share Data:
Net income per share-basic and diluted	$0.36	$0.23	$1.17	$1.01
Book value per share, at period end	$14.60	$13.76	$14.60	$13.76

Selected Ratios (annualized):
Return on average assets	1.22%	0.82%	1.00%	0.80%
Return on average equity	10.00%	7.27%	7.61%	8.68%
Net interest margin	3.83%	3.57%	3.61%	3.53%

	September 30,	June 30,	September 30,
	2022	2022	2021
	(Dollars in Thousands)
Balance Sheet Data:
Assets	$798,543	$790,652	$773,990
Total loans receivable	628,904	625,793	594,617
Allowance for loan losses	8,433	8,505	8,075
Investment securities - available for sale, at fair value	9,229	10,058	12,927
Investment securities - held to maturity, at cost	91,646	91,222	57,660
Deposits	667,733	659,821	639,814
Borrowings	15,625	15,284	23,356
Shareholders' Equity	98,502	100,980	97,641

Asset Quality Data:
Non-performing loans	$2,835	$4,580	$8,160
Other real estate owned	281	281	636
Total non-performing assets	$3,116	$4,861	$8,796
Allowance for loan losses to non-performing loans	297.46%	185.70%	98.96%
Allowance for loan losses to total loans receivable	1.34%	1.36%	1.36%
Non-performing loans to total loans receivable	0.45%	0.73%	1.37%
Non-performing assets to total assets	0.39%	0.61%	1.14%
Non-performing assets to total equity	3.16%	4.81%	9.01%